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                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                 MIM CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    553044108
                          ----------------------------

                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement . / /
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 6 pages




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------------------------                             ---------------------------
CUSIP NO. 553044108                  13G               Page  2  of   6  Pages
          ---------                                         ---     ---
------------------------                             ---------------------------

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    1     NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Nancy Corvese                               S.S. ####-##-####
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                    (a) / /
                                                                    (b) / /
--------------------------------------------------------------------------------
    3     SEC USE ONLY

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    4     CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
--------------------------------------------------------------------------------
        NUMBER OF       5      SOLE VOTING POWER
          SHARES
       BENEFICIALLY                   672,106*
         OWNED BY    -----------------------------------------------------------
           EACH         6      SHARED VOTING POWER
        REPORTING
          PERSON     -----------------------------------------------------------
           WITH         7      SOLE DISPOSITIVE POWER

                     -----------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER

                                  672,106*
--------------------------------------------------------------------------------
     9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             672,106*
-------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                          / /
-------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                         5.03%
-------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

                    IN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

**See Item 4 below.




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                                  SCHEDULE 13G

Item 1.   (a)   Name of Issuer:

                MIM Corporation, a Delaware corporation
                ----------------------------------------------------------------
          (b)   Address of Issuer's Principal Executive Offices:

                One Blue Hill Plaza
                Pearl River, NY 10965
                ----------------------------------------------------------------
Item 2.   (a)   Name of Person Filing:
                Nancy Corvese, an individual
                ----------------------------------------------------------------
          (b)   Address of Principal Business Office or, if none,
                Residence:

                839-C Ministerial Boulevard
                Wakefield, RI 02879
                ----------------------------------------------------------------
          (c)   Citizenship:

                United States
                ----------------------------------------------------------------
          (d)   Title of Class of Securities:

                Common Stock
                ----------------------------------------------------------------
          (e)   CUSIP Number:

                553044108
                ----------------------------------------------------------------

                                Page 3 of 6 pages




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Item 3.        Not Applicable

Item 4.        Ownership.

               Amount Beneficially Owned:

               672,106*
               -----------------------------------------------------------------

               *This amount represents the Reporting Person's holdings as of the end of the Issuer's most recent fiscal year (December 31, 1997). This amount does not include shares directly owned by the Reporting Person's spouse or shares held in trusts of which the Reporting Person is not a beneficiary or trustee. The Reporting Person disclaims beneficial ownership of all such shares. As of July 15, 1998, the Reporting Person beneficially owned 672,106 shares.

               Percent of Class:

               5.03%
               -----------------------------------------------------------------

               *Based upon 13,355,150 shares of common stock outstanding as of December 31, 1997, as represented by Issuer in its Amendment to Annual Report Pursuant to Section 13 of The Securities Exchange Act of 1934 on Form 10-K for the fiscal year ended December 31, 1997. This percentage was calculated pursuant to Rule 13d-3(d)(1). As of July 15, 1998, the Reporting Person beneficially owned shares representing 4.88% of the outstanding shares based upon 13,766,000 shares of common stock as reported by the Issuer.

               Number of shares as to which such person has:

               (i) sole power to vote or to direct the vote: 672,106
                                                            --------------------
               (ii) shared power to vote or to direct the vote: 0
                                                               -----------------
               (iii) sole power to dispose or to direct the disposition of: 0
                                                                           -----
               (iv) shared power to dispose or to direct the disposition of:
               672,106
               --------------

                                Page 4 of 6 pages




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Item 5.        Ownership of Five Percent or Less of a Class:

               Not Applicable
               -----------------------------------------------------------------
Item 6.        Ownership of More than Five Percent on Behalf of Another Person:

               Not Applicable
               -----------------------------------------------------------------
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
               Company:

               Not Applicable
               -----------------------------------------------------------------
Item 8.        Identification and Classification of Members of the Group:

               Not Applicable
               -----------------------------------------------------------------
Item 9.        Notice of Dissolution of Group:

               Not Applicable
               -----------------------------------------------------------------
Item 10.       Certification:

               Not Applicable
               -----------------------------------------------------------------

                                Page 5 of 6 pages




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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

July ___ , 1998
                                             /s/ NANCY CORVESE
                                         -------------------------------
                                                  Signature

                                                NANCY CORVESE
                                         -------------------------------



                                Page 6 of 6 pages